Exhibit 99.1

Case Name: Interstate Bakeries	Case No: 04-45814-jwv-11
Corporation & All Subsidiaries

Consolidated Monthly Operating Report Summary For The Five Weeks Ended and as of June 3, 2006

REVENUE
Gross Income		$288,096,466
Less Cost of Goods Sold		133,968,481
Ingredients, Packaging & Outside Purchasing	$70,517,362
Direct & Indirect Labor	52,030,746
Overhead & Production Administration	11,420,373
Gross Profit		154,127,985

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	70,555,424
Advertising and Marketing	(311,436)
Insurance (Property, Casualty, & Medical)	11,007,811
Payroll Taxes	5,370,944
Lease and Rent	3,270,416
Telephone and Utilities	1,224,109
Corporate Expense (Including Salaries)	8,001,201
Other Expenses	37,332,513 (i)
Total Operating Expenses		136,450,982
EBITDA		17,677,003
Restructuring & Reorganization Charges	1,437,647 (ii)
Depreciation and Amortization	8,701,438
Other( Income)/Expense	(72,550)
Gain/Loss Sale of Prop	-
Interest Expense	5,068,701
Operating Income		2,541,767
Income Tax Expense (Benefit)	(3,285,316)
Net Income		$5,827,083

CURRENT ASSETS
Accounts Receivable at end of period		$150,976,856
Increase (Decrease) in Accounts Receivable for period		5,960,386
Inventory at end of period		65,393,642
Increase (Decrease) in Inventory for period		1,665,763
Cash at end of period		78,177,253	(iii)
Increase (Decrease) in Cash for period		(15,767,384)	(iii)
Restricted Cash		86,353,459	(iv)
Increase (Decrease) in Restricted Cash for period		2,489,033

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise		(21,585,077)
Increase (Decrease) Liabilities Subject to Compromise		(3,477,391)
Taxes payable:
Federal Payroll Taxes	$9,853,378
State/Local Payroll Taxes	2,315,627
State Sales Taxes	867,735
Real Estate and
Personal Property Taxes	12,402,942
Other (see attached supplemental schedule)	4,598,973
Total Taxes Payable		30,038,655

See attached supplemental schedule for footnoted information.

Note: The period ending June 3, 2006 represents a five week reporting period versus our customary four week reporting period.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
June 3, 2006

Description	Amount

Use Tax	$813,969
Accr. Franchise Tax	1,216,089
Other Taxes	2,568,915

Total Other Taxes Payable	$4,598,973

	(5 Weeks)
	13th Period	YTD
(i) Other Expenses included the following items:
Employee benefit costs	16,737,943	177,730,083
Facility costs (excluding lease expense)	1,485,822	8,999,380
Distribution/transportation costs	14,485,805	147,262,427
Local promotional costs	916,224	8,851,657
Miscellaneous	3,706,719	58,078,872
	$37,332,513	$400,922,419

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	(860,387)	(57,573,244)
Asset impairments	1,995,023	18,226,012
Other	(3,141,841)	13,143,944
Reorganization expenses
Professional fees	3,943,704	35,089,323
Interest income	(880,674)	(4,460,939)
Adjustments to lease rejection expense	(24,839)	1,268,124
KERP & restructuring bonus plans	409,196	6,515,145
(Gain)/loss on sale of assets	(2,535)	(597,522)
	$1,437,647	$11,610,843

(iii) As first disclosed in the company's monthly operating report for the period ended March 4, 2006, we have reclassified in accordance with GAAP our net book cash negative balances for certain of the banks at which we maintain accounts. Accordingly, the ending cash balances of $78.2 million at June 3, 2006 does not reflect
$26.7 million of net issued and outstanding checks classified in accounts payable. Had we not implemented this accounting reclassification, our reported cash balance would have been $51.5 million.

(iv) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession financing agreement.

Note: Capital expenditures for the period totalled approximately $3.8 million. Fiscal year-to-date capital spending through June 3, 2006 totalled $32.0 million. These expenditure levels are significantly lower than historic capital spending levels prior to the commencement of the pending bankruptcy reorganization proceedings.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION

CONSOLIDATED MONTHLY OPERATING REPORT

DATED AS OF JUNE 3, 2006

1.

This consolidated Monthly Operating Report (MOR), reflecting results for the five-week period ended June 3, 2006 and balances of and period changes in certain of the Company’s accounts as of June 3, 2006, is preliminary, unaudited and subject to material change prior to the filing of the Company’s fiscal 2004, 2005 and 2006 Annual Reports on Form 10-K and the fiscal 2005 and 2006 Quarterly Reports on Form 10-Q with the Securities and Exchange Commission (SEC). This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

Our fiscal year is the 52 or 53 week period ending on the Saturday closest to the last day of May. As a result, this monthly operating report covers a five week reporting period versus our customary four week reporting period.

2.

This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future. This MOR reflects certain quarter and year end adjustments that are generally recorded upon review of major accounts prior to the end of each quarterly filing period. These items are explained in more detail below. In addition, items included in these results for the period ended June 3, 2006 may relate to different periods or fiscal years and such items may be reflected in different quarters and fiscal years when the Company files its fiscal 2004, 2005 and 2006 Annual Reports on Form 10-K and its fiscal 2005 and 2006 Quarterly Reports on Form 10-Q.

The table below summarizes selected financial results as reported on the Monthly Operating Reports for the five week and fiscal quarter (13 weeks) and fiscal year-to-date (53 weeks) periods ended June 3, 2006.

	5 Weeks Ended June 3, 2006	4th Quarter Ended June 3, 2006	Fiscal Year Ended June 3, 2006

Gross Income	$288,096,466	$738,623,872	$3,060,970,095
Less: Cost of Goods Sold	133,968,481	355,981,940	1,489,944,415
Gross Profit	154,127,985	382,641,932	1,571,025,680
Less: Operating Expenses	136,450,982	368,296,806	1,573,466,519
EBITDA	17,677,003	14,345,126	(2,440,839)

Restructuring and Reorganization Charges	1,437,647	1,684,434	12,544,859
Depreciation and Amortization	8,701,438	20,108,718	80,725,339
Other (Income)/Expense	(72,550)	(76,324)	(2,612,654)
Gain on Sale of Property	0	0	(900,986)
Interest Expense	5,068,701	13,431,007	51,599,366
Operating Income / (Loss)	2,541,767	(20,802,709)	(143,796,763)
Income Tax Expense (Benefit)	(3,285,316)	(3,921,484)	(7,325,132)

Net Income/ (Loss)	$5,827,083	$(16,881,225)	$(136,471,631)

Included in the five week results presented herein are preliminary favorable quarterly adjustments of approximately $7.2 million related to self-insurance reserves and $2.8 million related to corporate marketing. In addition, the five week results include favorable adjustments amounting to $3.6 million primarily related to the final determination of certain operating (non-income) tax matters spanning several years, which were resolved in the fourth quarter of fiscal 2006.

The income tax benefit recorded in this five week period reflects favorable quarter-end adjustments of $2.9 million primarily related to an adjustment to our prior year accruals based upon a review of the status of jurisdictional audits and the status of prior tax years relative to the statute of limitations in various jurisdictions.

Due to the timing impact of the foregoing, results for both prior periods and this period as presented in the MORs are not necessarily indicative of the actual results for such periods that would have been reported if all such matters were allocated to all periods in the appropriate quarter.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported periods as well. In addition, the results for the five week period are not necessarily indicative of a normal four week period due to the allocation of expenses between periods in a 53-week year.

3.

This MOR is not prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) with regard to the following items (which list is not purported to be inclusive of every reason for non-GAAP compliance of this report):

a.

The Company has not completed the process of reconciling and identifying its pre- and post-petition liabilities and those liabilities that will be subject to compromise. As such, liabilities classified as subject to compromise may change materially in future reports.

b.

This MOR may not reflect all non-cash asset valuation charges that could be identified due to financial circumstances leading to our bankruptcy filing on September 22, 2004 and our restructuring activities undertaken during fiscal 2005 and 2006. We have not yet completed our normal third quarter and year-end annual reviews of intangible assets. We may be required to reflect additional impairment charges related to our intangibles, namely trademarks and trade names, as well as to our income tax assets, property, plant and equipment and other operating assets.

c.	This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

d.	This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than a GAAP-based SEC reporting format.

e.

The Company has not completed its fiscal 2006 year-end close. Certain items related to results presented herein are under research and may impact results presented herein. This MOR, as presented, may not be revised or corrected for such changes/adjustments. In addition, the MOR reflects certain quarterly and year end adjustments as explained above.

4.

The Company has not yet completed the preparation of its fiscal 2004, 2005 or 2006 financial statements and related regulatory filings and further work on these financials could impact results as presented.

5.	The following items are included in liabilities subject to compromise at period end:

(In thousands)
Trade accounts payable	$137,480
Deferred compensation plan liabilities	3,351
Supplemental executive retirement plan (SERP) liabilities	10,621
Legal reserves	12,155
Domestic and income taxes payable	14,644
General liability claims not collateralized	2,600
Convertible bonds and accrued interest	100,667
Settlement of capital lease transaction	6,125
Pre-petition outstanding checks	1,126
Operating lease rejections	3,394
Other	6,541
$298,704

We are currently researching the potential classification of certain liabilities as “liabilities subject to compromise”. These liabilities include, but are not limited to: a) certain deferred compensation/long-term disability accruals; b) SERP plan accruals; c) general liability self-insurance reserves; d) restructuring reserves; e) reserves for legal matters; f) environmental reserves; g) domestic tax liabilities; h) capital lease liabilities; i) long-term debt and convertible bonds and related interest accruals and debt fees; j) restricted stock liabilities; k) income taxes payable, and l) liabilities related to the reconciliation of bankruptcy claims. Such items may be reflected differently in future financial statements based upon this research.

6.

As of June 3, 2006 the Company had not borrowed under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves. The credit facility was utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs. There were $91.3 million of letters of credit outstanding as of June 3, 2006, which were partially collateralized by $86.4 million of restricted cash as shown on the MOR. The amount of the credit facility available for borrowing was $90.5 million as of June 3, 2006. In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder.